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                                                                       Exhibit 1

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


         This Amendment No. 3 to Rights Agreement (this "Amendment") is entered into as of June 10, 2002 by and between Broadwing Inc., an Ohio corporation (the "Company"), and The Fifth Third Bank, a Delaware corporation (the "Rights Agent"), amending the Rights Agreement, dated as of April 29, 1997, as amended, between the Company and the Rights Agent (the "Rights Agreement").

         WHEREAS, the Company has duly authorized the execution and delivery of this Amendment, and all things necessary to make this Amendment a valid agreement of the Company have been done; and

         WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. DEFINED TERMS. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

         2. AMENDMENTS TO THE RIGHTS AGREEMENT. Section 1 of the Rights Agreement is hereby amended as follows:

            (1) In Section 1(a) defining an "Acquiring Person," the following sentence shall be added after the first sentence and before the second sentence of such Section 1(a):

            Notwithstanding the foregoing, any investment adviser under the Investment Advisers Act of 1940 shall not be deemed to be or to have become an Acquiring Person as a result of it and/or its Affiliates (or any of their investment funds or clients for whom the investment adviser and/or its Affiliates invest on a discretionary basis ("Discretionary Clients")) becoming the Beneficial Owner of 15% or more of the Common Shares of the Corporation then outstanding, provided, that the investment adviser and/or its Affiliates (and/or any of their investment funds or Discretionary Clients) (i) have purchased the Common Shares of the Corporation for itself or themselves, for its/their investment funds or for its/their Discretionary Clients for investment purposes, and (ii) have acted without any intention of changing or influencing control of the Corporation, and, provided further, that (A) no investment adviser and/or its Affiliates (including any of its/their investment funds or any group of its/their investment funds or any Discretionary Clients) that are commonly managed or acting in concert have become the Beneficial Owner of 15% or more of the Common Shares of the Corporation then outstanding and (B) no investment adviser and/or its Affiliates (and/or any of its/their investment funds or Discretionary Clients) collectively have become the Beneficial Owner of 20% or more of the Common Shares of the Corporation then outstanding; and, if either of the foregoing percentage thresholds is exceeded, the investment adviser shall be an Acquiring Person hereunder as of the date such percentage threshold is exceeded, unless the Board of



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Directors determines otherwise pursuant to and in accordance with the proviso contained in the first sentence of this Section 1(a).

         (2) Section 1 of the Rights Agreement is further amended to add the following subsection at the end thereof:

             (ii) Notwithstanding anything in this Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred nor has any Person become an Acquiring Person as a result of purchases of Common Shares by any investment adviser under the Investment Advisers Act of 1940 and/or its Affiliates prior to or on the date hereof exceeding the percentage threshold set forth in the first sentence of Section 1(a) hereof but not exceeding the percentage thresholds set forth in the second sentence of Section 1(a) hereof.

         3. EFFECTIVENESS. This Amendment shall be deemed effective as of June 10, 2002, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         4. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:                                BROADWING INC.


By:                                    By:
   ---------------------------------       -------------------------------------

Name: Gordon P. Williams               Name:  Jeffrey C. Smith
     -------------------------------         -----------------------------------
                                               General Counsel and
Title: Assistant Corporate Secretary    Title: Corporate Secretary
      ------------------------------          ----------------------------------


Attest:                                THE FIFTH THIRD BANK


By:                                    By:
   ---------------------------------      --------------------------------------

Name: Andre Reich                      Name:  Geoffrey D. Anderson
     -------------------------------        ------------------------------------

Title: Relationship Manager            Title:   Assistant Vice President
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